                                                                      EXHIBIT 21

                           LETTER OF CREDIT AGREEMENT
                           --------------------------

     This Letter of Credit Agreement (this "AGREEMENT") is entered into as of July 31, 1995 by and between Samsung Electronics Company, Ltd., a Korean corporation (the "PURCHASER") and AST Research, Inc., a Delaware corporation (the "COMPANY").

     A. The Purchaser and the Company have entered into that certain Stock Purchase Agreement dated as of February 27, 1995, as amended by Amendment No. 1 thereto, dated as of June 1, 1995, and Amendment No. 2 thereto, dated as of July 29, 1995 (as so amended, the "STOCK PURCHASE AGREEMENT") pursuant to which the Purchaser is acquiring certain shares of the Company's Common Stock.

     B. As a result of the transactions contemplated by the Stock Purchase Agreement, the Purchaser will be a significant stockholder of the Company.

     C. It is a condition to certain of the transactions contemplated by the Stock Purchase Agreement and the desire of the Purchaser and the Company that this Agreement be entered into to establish certain terms and conditions concerning the Purchaser's providing certain credit support to the Company as set forth herein.

     D. That certain Stockholder Agreement attached as Exhibit G to the Stock Purchase Agreement provides for the ability of the Purchaser to acquire additional shares of the Company's Common Stock as contemplated herein, which shares would be covered by that certain Registration Rights Agreement attached as Exhibit F to the Stock Purchase Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, and covenants set forth in this Agreement, the Purchaser and the Company hereby agree as follows:

                                   ARTICLE 1
                                   ---------
                                  DEFINITIONS
                                  -----------

     Capitalized terms used in this Agreement without definition shall have the respective means accorded to them in the Stock Purchase Agreement. Capitalized terms used in this Agreement and not otherwise defined herein or in the Stock Purchase Agreement shall have the respective meanings set forth below.

     "ADVANCE AMOUNT" shall have the meaning provided in Section 3.2.

     "ADVANCE DATE" shall have the meaning provided in Section 3.2.

     "AMOUNT" means the Advance Amount or the Draw Amount, as applicable.

     "BANK" shall have the meaning provided in Section 2.1.

     "CLOSING PRICE" means the average of the closing bid and asked prices of the Shares on the over-the-counter market on the day in question as reported on the Nasdaq National Market; or, if the Shares are listed on the New York Stock Exchange, the closing sales price, regular way, on the New York Stock Exchange on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, on the New York Stock Exchange, or, if the Shares are not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Shares are listed or admitted to trading; or, if not so listed or admitted for trading, in such manner as may be reasonably determined by any New York Stock Exchange member firm selected from time to time by the Board for that purpose.

     "CURRENT MARKET PRICE" per Share on any date of determination means the average of the daily closing prices for the twenty (20) consecutive Trading Dates ending on the Trading Date immediately preceding the date of determination of the Current Market Price.

     "DATE" means the Advance Date or the Draw Date, as applicable.

     "DRAW AMOUNT" shall have the meaning provided in Section 3.1.

     "DRAW DATE" means the date of a draw by Tandy pursuant to Section 2.2.

     "REIMBURSEMENT DATE" shall have the meaning provided in Section 3.1.

     "TANDY" means Tandy Corporation, a Delaware corporation.

     "TANDY NOTE" means that certain promissory note due July 11, 1996, issued by the Company to Tandy in the principal amount of $96,720,000.00 as of the date hereof.

     "TRADING DATE" means a date on which the Nasdaq National Market or the New York Stock Exchange (or any successor to such Exchange), as applicable is open for the transaction of business.

                                   ARTICLE 2
                                   ---------
                                CREDIT SUPPORT
                                --------------

     2.1 LETTER OF CREDIT. As credit support for the Company's obligations under the Tandy Note, but subject to Section 2.3, the Purchaser, as applicant (and without any participation by or further obligation of the Company), shall cause Bank of America National Trust and Savings Association ("BANK OF AMERICA") or any investment graded bank permitted by the terms of the Tandy Note or otherwise acceptable to Tandy (including, if applicable, Bank of America, the "BANK") to issue, not later than ten (10) Business Days after the Closing of the purchase and sale of the Second Issuance Shares, a standby letter of credit in the form required by the Tandy Note or otherwise acceptable to Tandy and permitting the Company to withdraw and terminate any credit support of its own for the Tandy Note, naming Tandy as the beneficiary thereunder, in an amount not less than the lesser of (x) $75,000,000.00 or (y) the outstanding principal amount of the Tandy Note on such date. Not later than three (3) Business Days prior to the expiration or termination of such standby letter of credit or any replacement standby letter of credit complying with the terms hereof, the Purchaser, as applicant (and without any participation by or further obligation of the Company), shall cause the Bank to deliver a replacement standby letter of credit in the form required by the Tandy Note, or otherwise acceptable to Tandy, naming Tandy as the beneficiary thereunder, in an amount not less than the lesser of (x) $75,000,000.00 or (y) the outstanding principal amount of the Tandy Note at such time. The Company shall promptly pay to the Bank (if requested in writing by the Purchaser) or reimburse the Purchaser, as applicable, for the fees charged by the Bank in connection with the standby letters of credit issued in accordance with this Section 2.1.

     2.2 DRAWS UNDER LETTER OF CREDIT. Funds under the standby letter of credit pursuant to Section 2.1 shall not be subject to Korean regulatory approval (except for necessary approvals, if any, received prior to the date hereof) and shall be available to Tandy by their draft drawn on the issuing bank at sight, so long as accompanied by a statement dated on or before the date of presentation and signed by a person stated to be an authorized officer of Tandy reading as follows:

     "We hereby certify that AST Research, Inc., has defaulted under the terms of the Promissory Note dated July 12, 1993 between Tandy Corporation and AST Research, Inc. and Tandy Corporation has exercised the right of Acceleration pursuant to Section 8 of the Promissory Note."

Such standby letter of credit shall provide that it will be payable on a Business Day within three days of sight as set forth in this Section 2.2. Except as otherwise expressly provided in this Agreement, the Purchaser shall have no obligation to perform any obligation of the Company under the Tandy Note.

     2.3 LETTER OF GUARANTEE. Notwithstanding anything herein to the contrary, if not later than ten (10) Business Days after the Closing of the purchase and sale of the Second Issuance Shares, Tandy agrees to accept, in lieu of a new bank letter of credit and without any obligation or requirement for the Company to provide or participate in any form of credit support, the Purchaser's guarantee of or other credit support for the Company's performance of its obligations under the Tandy Note, then the Purchaser may, in its sole discretion, provide to Tandy a guarantee or such other credit support in such form as is acceptable to the Purchaser and Tandy and approved by the Company (which approval shall not be unreasonably withheld). For purposes of this Agreement, any payment by the Purchaser pursuant to such a guarantee or other credit support shall be treated in the same manner as a draw by Tandy under the standby letter of credit described in Section 2.1.

                                   ARTICLE 3
                                   ---------
                      REIMBURSEMENT; ADVANCEMENT OF FUNDS
                      -----------------------------------

     3.1 REIMBURSEMENT. The Company hereby promises to reimburse the Purchaser, as provided in Section 3.3, for any draws by Tandy pursuant to
Section 2.2, on a date (the "REIMBURSEMENT DATE") agreed upon by the Company and the Purchaser, which shall be no later than ten (10) Business Days following the receipt by the Company of a written notice setting forth the date and amount (the "DRAW AMOUNT") of each draw by Tandy pursuant to Section 2.2.

     3.2 ADVANCES OF FUNDS. Subject to any necessary Korean regulatory approval, the Purchaser hereby promises to advance the Company in cash, and the Company promises to repay the Purchaser as provided in Section 3.3, any amounts requested by the Company, not to exceed $75,000,000.00 (less any amounts previously drawn on the Letter of Credit in accordance with Section 2.2), solely for prompt application in making required principal payments in respect of the Tandy Note, on a date (the "ADVANCE DATE") agreed upon by the Company and the Purchaser, which shall be no later than fifteen (15) Business Days following the receipt by the Purchaser of a written notice setting forth the date and amount (the "ADVANCE AMOUNT") of each required payment in respect of the Tandy Note for which an advance is being requested under this Section 3.2. Notwithstanding the foregoing, the obligation of the Purchaser to advance such funds shall be conditioned on the Company having provided to the Purchaser a written agreement reasonably satisfactory to the Purchaser that the Company has available, and will pay to Tandy when due, all other funds, if any, necessary to pay in full such required principal payments. The Purchaser represents and warrants to the Company that it will use its best efforts to obtain all necessary regulatory approvals for any such advances which may be required as set forth herein.

     3.3 REPAYMENT OF AMOUNTS. On each Date the Company shall, at the Purchaser's election (which shall be made in writing and provided to the Company no later than five (5) Business Days following the date of the notice required under Section 3.1 or 3.2, as applicable), either (a) provide a promissory note in favor of the Purchaser with a principal amount equal to the applicable Amount, in the form of Schedule I hereto; or (b) agree to issue to the Purchaser, within ten (10) Business Days following receipt by the Company of a written notice setting forth such election, that number of Shares (rounded to the nearest whole Share) having a Current Market Price as of the Date equal to the applicable Amount (subject to the 49.9% ownership limitation contained in Section 2.1.7 of the Stockholder Agreement). At the election of the Purchaser, the Company shall so repay the Purchaser using any combination of the mechanisms provided in the preceding clauses (a) and (b), so long as the sum of the principal amount of a loan under clause (a) and the Current Market Price of Shares under clause (b) in no event exceed the applicable Amount. The Company represents and warrants to the Purchaser that, assuming due execution, delivery and performance by the Purchaser of its obligations under this Article 3, (x) each promissory note to be provided under clause (a) will, at such time, be duly authorized and enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought at law or in equity), and (y) any Shares to be issued under clause (b) will, at such time, be duly authorized, validly issued and outstanding, fully paid and nonassessable, free and clear of any Liens or restrictions (unless created by the Purchaser), other than restrictions under the Stockholder Agreement or under applicable law.

                                   ARTICLE 4
                                   ---------
                                 MISCELLANEOUS
                                 -------------

     4.1 TERMINATION. This Agreement and the rights and obligations of the Purchaser and the Company hereunder, other than under Article 4 hereof, shall terminate on July 31, 1996.

     4.2 STOCK PURCHASE AND OFFER AGREEMENT. The provisions of Article 9 (other than Section 9.2) of the Stock Purchase Agreement are incorporated herein by reference and shall govern this Agreement as though set forth in full herein and as though references in such Article 9 to "this Agreement" were references to this Agreement.

     4.3 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by, construed under and enforced in accordance with, the laws of the State of California without regard to its conflict-of-laws principles. The Purchaser and the Company agree that (i) any legal action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought exclusively in the courts of the State of California or the Federal courts of the United States of America sitting in California, (ii) each irrevocably submits to the jurisdiction of each such court, and (iii) any summons, pleading, judgment, memorandum of law, or other paper relevant to any such action or proceeding shall be sufficiently served if delivered to the recipient thereof by certified or registered mail (with return receipt) at its address set forth in Section 9.5 of the Stock Purchase Agreement. Nothing in the preceding sentence shall affect the right of any party to proceed in any jurisdiction for the enforcement or execution of any judgment, decree or order made by a court specified in said sentence.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

AST RESEARCH, INC.                     SAMSUNG ELECTRONICS
                                       COMPANY, LTD

By:  /s/  Safi U. Qureshey             By:  /s/  Bo-Soon Song
   -------------------------------        --------------------------------
Name:  Safi U. Qureshey                Name:  Bo-Soon Song
Title: Chief Executive Officer         Title: Senior Managing Director

                                                                      SCHEDULE 1

                                   [FORM OF]
                                   ---------
                                PROMISSORY NOTE
                                ---------------

$_________               [insert date of applicable Draw]_______________, 199_
                                                            Irvine, California

     FOR VALUE RECEIVED, AST Research, Inc., a Delaware corporation ("BORROWER"), hereby unconditionally promises to pay to Samsung Electronics Company, Ltd., a Korean corporation ("LENDER"), or assigns, at the address listed in Section 7 below, or at such other place as the holder hereof may from time to time notify Borrower in writing, the principal sum of __________________ DOLLARS ($________), together with interest from the date hereof, on the outstanding principal amount at the rate set forth herein below. Lender has lent to Borrower the sum of _____________________ DOLLARS ($________) on the date hereof.

     1. The outstanding principal amount of this Note, together with all accrued and unpaid interest thereon, shall bear interest at the Applicable Rate (as defined below) determined as of the day (the "Determination Date") which is three business days before the date on which interest is next due. The "Applicable Rate" for each interest accrual period during which this Note is outstanding shall mean the rate, on an annualized basis, most recently announced as of the Determination Date by Bank of America National Trust and Savings Association as its reference rate. Interest on the outstanding principal amount shall be payable semiannually on ___________ and ___________ of each year, commencing ___________, 199_, and shall be calculated on the basis of a 360-day year of twelve 30-day months. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance.

     2. The principal sum of this Note, together with all accrued and unpaid interest hereon and all other amounts due hereunder, shall be due and payable in full on the earlier to occur of (a) [insert the date which is three years from the date hereof] (the "Maturity Date") or (b) such time as Lender declares the entire amount of this Note due and payable in accordance with the provisions of
Section 4 hereof.

     3. Principal and interest and all other amounts due hereunder shall be payable in lawful money of the United States of America. Payments shall be applied first to interest on past due interest, second to past due interest, third to accrued interest, fourth to all other amounts (other than principal) due hereunder, and fifth to principal. The undersigned may prepay all or part of this Note at any time and from time to time without penalty.

     4.   An event of default ("EVENT OF DEFAULT") hereunder shall occur if:

          a. Borrower shall fail to pay any amount due hereunder as and when due:

          b. there shall be a default under any evidence of indebtedness for borrowed money of Borrower or any of its subsidiaries having a principal amount in excess of $25 million

(i) resulting from the failure to pay principal at maturity or (ii) as a result of which the maturity of such indebtedness has been accelerated prior to its stated maturity;

          c. Borrower shall admit in writing its inability to pay or shall be unable to pay its debts as they become due, or shall apply for a receiver, trustee or similar officer with respect to all or a substantial part of its property or shall institute by petition, application, answer, consent or otherwise, any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation or similar proceedings relating to Borrower under the laws of any jurisdiction; or

          d. Any creditor of Borrower shall apply for a receiver, trustee or similar officer with respect to all or a substantial part of Borrower's property or shall institute by petition, application, answer, consent or otherwise, any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation or similar proceedings relating to Borrower under the laws of any jurisdiction, and such petition, bankruptcy, or other proceeding shall not be stayed, bonded or discharged within ninety (90) days.

     Upon the occurrence of any Event of Default, and at such time as any Event of Default is continuing, the holder hereof, at its option, may declare all sums due hereunder immediately due and payable without notice or demand.

     5. No failure or delay on the part of the holder of this Note or the failure to exercise any power or right under this Note shall operate as a waiver of such power or right or preclude other or further exercise thereof or the exercise of any other power or right. No waiver by the holder of this Note will be effective unless and until it is in writing and signed by such holder. No waiver of any condition or performance will operate as a waiver of any subsequent condition or obligation. The undersigned hereby waives diligence, presentment, demand for payment, notice of dishonor or acceleration, protest and notice of protest, and any and all other notices or demands in connection with delivery, acceptance, performance, default or enforcement of this Note.

     6. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Note, the prevailing party shall recover all of such party's costs, and reasonable attorneys' fees incurred in each and every such action, suit, or other proceeding, including any and all appeals or petitions therefrom.

     7. Notices required or permitted to be given under this Note to any party hereto by any other party shall be in writing and shall be deemed to have been duly delivered and given when personally delivered to the party (including by express courier service) or sent by facsimile transmission at the address or number set forth below, or any such other address or number as shall be given in writing by the respective party to all other parties:

     Borrower:      AST Research, Inc.
                    16215 Alton Parkway
                    Irvine, CA 92718
                    Attention:  Chief Financial Officer
     with a copy to:      Skadden, Arps, Slate, Meagher & Flom
                          300 South Grand Avenue, 34th Floor
                          Los Angeles, CA 90071
                          Attn:  Thomas C. Janson, Jr.

     Lender:              Samsung Electronics Company, Ltd.

                          ------------------------------------

                          ------------------------------------
                          Attn:

     with a copy to:      Gibson, Dunn & Crutcher
                          333 South Grand Avenue
                          Los Angeles, CA 90071
                          Attn:  Andrew Bogen

     8. This Note, its validity, construction and effect, shall be governed by, construed under and enforced in accordance with, the laws of the State of California without regard to its conflict-of-laws principles. Borrower and Lender agree that (i) any legal action or proceeding arising out of or in connection with this Note or the transactions contemplated hereby shall be brought exclusively in the courts of the State of California or the Federal courts of the United States of America sitting in California, (ii) each irrevocably submits to the jurisdiction of each such court, and (iii) any summons, pleading judgment, memorandum of law, or other paper relevant to any such action or proceeding shall be sufficiently served if delivered to the recipient thereof by certified or registered mail (with return receipt) at its address set forth in Section 7 hereof. Nothing in the preceding sentence shall affect the right of any party to proceed in any jurisdiction for the enforcement or execution of any judgment, decree or order made by a court specified in said sentence.

     9. It is the intent of Borrower and Lender in the execution of this Note and in all transactions related hereto to comply with the usury laws of the State of California (or the usury laws of any other state that might be determined by a court of competent jurisdiction to be applicable notwithstanding such choice of law, hereinafter collectively referred to as "Usury Laws"). In the event that, for any reason, it should be determined that the Usury Laws apply to the Loan evidenced hereby, Borrower and Lender stipulate and agree that none of the terms and provisions contained herein shall ever be construed to create a contract for use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the Usury Laws. In such event, if Lender shall collect monies or other property which are deemed to constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of the maximum rate permitted to be charged by the Usury Laws, all such sums or property deemed to constitute interest in excess of such maximum rate shall, at the option of Lender, be credited to the payment of the principal sum due hereunder.

     10. This Note shall not be assignable by Borrower. This Note shall be assignable by Lender and shall inure to the benefit of Lender and its successors and assigns.

     IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and delivered as of the day and year first above written.

                                       AST RESEARCH, INC.

                                       By:
                                            -----------------------------------
                                            Name:
                                            Title: